Exhibit 15.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. of our auditors report dated 8 February, 2018, relating to the financial statements of Insightec Ltd. as of December 31, 2016 and 2017, appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2017.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel

April 25, 2018